As filed with the Securities and Exchange Commission on August 27, 2007

Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (No. 333-138740)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sipex Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-6135748
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

233 South Hillview Drive

Milpitas, California 95935

(Address, Including Zip Code, of Principal Executive Offices)

General Counsel

Sipex Corporation

233 South Hillview Drive

Milpitas, California 95935

(408) 934-7500

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Thomas R. Melendrez

Exar Corporation

48720 Kato Road

Fremont, California 94538

(510) 668-7000

and

Warren Lazarow, Esq.

Steve Sonne, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-1 (Registration No. 333-138740) (the “Registration Statement”) of Sipex Corporation, a Delaware corporation (“Sipex”), pertaining to the registration of $15,000,000 of Sipex’s 5.5% Redeemable Convertible Senior Notes (the “Convertible Notes”), 3,078,358 shares of common stock of Sipex, par value $0.01 per share (the “Sipex Common Stock”), issuable upon conversion of the Convertible Notes, 419,776 warrants (the “Warrants:”), 461,754 shares of Sipex Common Stock issuable upon exercise of the Warrants and 3,450,112 shares of Sipex Common Stock to which this Post-Effective Amendment No. 2 relates, was filed with the Securities and Exchange Commission on November 15, 2006.

Exar Corporation, a Delaware corporation (“Exar”), Side Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Exar (“Merger Sub”), and Sipex entered into an Agreement and Plan of Merger dated as of May 7, 2007 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Sipex, Sipex would become a wholly-owned subsidiary of Exar, and all outstanding shares of Sipex Common Stock would be converted into the right to receive 0.6679 of a share of Exar common stock (these actions are collectively referred to as the “Merger”).

On August 23, 2007, Sipex held a special meeting of stockholders at which the Sipex stockholders adopted the Merger Agreement. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 25, 2007 (the “Effective Time”).

As a result of the Merger, Sipex has terminated all offerings of Sipex Common Stock, Warrants and Convertible Notes pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Sipex in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Sipex Common Stock, Warrants or Convertible Notes which remain unsold at the termination of the offering, Sipex hereby removes from registration all shares of Sipex Common Stock, Convertible Notes and Warrants registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on August 27, 2007.

SIPEX CORPORATION

By:	/s/ Ralph Schmitt
Name:	Ralph Schmitt
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ralph Schmitt	Director, President and Chief Executive Officer	August 27, 2007
Ralph Schmitt	(Principal Executive Officer)

/s/ J. Scott Kamsler	Director, Chief Financial Officer and Treasurer	August 27, 2007
J. Scott Kamsler	(Principal Financial and Accounting Officer)